FORBEARANCE AGREEMENT

THIS FORBEARANCE AGREEMENT (this “Agreement”), dated as of February 15, 2013, is by and between SOY ENERGY, LLC, an Iowa limited liability company (“Borrower”), and OSM-REO FF, LLC, a Minnesota limited liability company (“Lender”). The Borrower and the Lender are sometimes hereinafter referred to as the “Parties.”
RECITALS
WHEREAS, the Borrower and the Lender have entered into that certain Amended and Restated Loan Agreement dated as of September 30, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), pursuant to which the Lender has made loans to the Borrower subject to the terms and conditions set forth therein and in the other Loan Documents (as defined in the Loan Agreement);

WHEREAS, to secure the Borrower's Obligations (as defined in the Loan Agreement) to the Lender, the Borrower and the Lender have entered into the Security Documents (as defined in the Loan Agreement), including, without limitation, that certain Security Agreement dated as of September 30, 2010, as amended by that certain First Amendment to Security Agreement dated as of March 18, 2011 (as further amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), pursuant to which the Borrower has granted the Lender a first-priority security interest in the Collateral (as defined in the Security Agreement);

WHEREAS, the Lender provided the Borrower with a Notice of Default on July 13, 2012, and, as of such date and the date hereof, Events of Default have occurred and are continuing under the Loan Documents (as defined in the Loan Agreement);

WHEREAS, the Borrower has requested that the Lender forbear from exercising its rights and remedies under the Loan Documents (as defined in the Loan Agreement) with respect to the Specified Defaults and the Prospective Defaults (each as defined below); and

WHEREAS, the Lender has agreed to forbear from exercising its rights and remedies in connection with the Specified Defaults and the Prospective Defaults (each as defined below), subject to the terms and conditions set forth below;

NOW, THEREFORE, the Parties hereto, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

Section 1.    Recitals. The recitals are accepted as true and correct statements of fact.

Section 2.     Definitions. Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to them in the Loan Agreement. Except as otherwise expressly provided, the following terms, as used in this Agreement, shall have the meanings ascribed below:

“Default” has the meaning set forth in each of the respective Loan Documents; provided, however, that for purposes of this Agreement, and, if such term is not defined in any such Loan Document, “Default” means the breach of any obligation or agreement in such Loan Document that, with the giving of notice or passage of time or both, would constitute an Event of Default thereunder.

“Event of Default” has the meaning set forth in each of the respective Loan Documents.

“Prospective Defaults” means Events of Defaults, if any, directly resulting from (a) the Borrower's failure to make any payments due on the Notes after the Effective Date (as defined in

Section 15 of this Agreement), or (b) the filing of mechanic's liens against the Borrower or its assets, so long as (i) such mechanic's liens do not challenge the validity or priority of any Liens in favor of the Lender, and (ii) the Borrower provides the Lender with notice of all such mechanic's liens promptly after the filing thereof.

“Specified Defaults” means the Defaults and Events of Default listed on Appendix A to this Agreement.

Section 3.     Acknowledgment of Defaults under the Loan Documents. The Borrower acknowledges and agrees that (a) the Specified Defaults have occurred and continue to exist as of the date of this Agreement, (b) the Specified Defaults constitute, and the occurrence, if any, of any Prospective Defaults would constitute, immediate Events of Default under the Loan Documents, and (c) absent the agreement of the Lender to forbear, the occurrence and continuance of the Specified Defaults or any Prospective Defaults would entitle the Lender to exercise all of its rights and remedies under the relevant Loan Documents and applicable law, including, without limitation, the right to apply all amounts on deposit (i) in the Debt Service Reserve in accordance with Section 4(b) of the Debt Service Reserve and Security Agreement, and (ii) in the Additional Improvements Escrow in accordance with Section 5.3 of the Additional Improvements Escrow Agreement.

Section 4.     Acknowledgment of Obligations. The Borrower acknowledges and agrees that as of the date hereof, the following “Obligations” are due and payable by the Borrower:

(a)the Initial Note in the outstanding principal amount of $77,595.00, plus accrued and unpaid interest and any other amounts due and owing in respect thereof under the Loan Documents, payment of which the Borrower is obligated to make pursuant to the Initial Note and the Loan Agreement; and

(b)the Acquisition Note in the outstanding principal amount of $5,528,837.35, plus accrued and unpaid interest and any other amounts due and owing in respect thereof under the Loan Documents, payment of which the Borrower is obligated to make pursuant to the Acquisition Note and the Loan Agreement;

and that the above-described Obligations constitute valid and enforceable obligations of the Borrower. The Borrower further acknowledges and agrees that the foregoing amounts are due and owing, without defense, offset or counterclaim of any kind.

Section 5.    Acknowledgment of Liens; Security Agreement Amendment.

(a)The Borrower acknowledges and agrees that the Lender has a valid, perfected and enforceable first-priority Lien (without defense, offset or counterclaim of any kind) in all Collateral and all other real or personal property in which a Lien is granted or purported to be granted as security for any Obligations, subject only to Permitted Liens.

(b)The Borrower hereby agrees to execute and deliver to the Lender an amendment to the Security Agreement in form and substance acceptable to the Lender (“Security Agreement Amendment”).

Section 6.     Forbearance. Subject to the terms and conditions of this Agreement, the Lender agrees to forbear from exercising its rights and remedies under the applicable Loan Documents with respect to, or as a result of, the occurrence and continuance of the Specified Defaults and any Prospective Defaults during the period (“Forbearance Period”) from and including the Effective Date (as defined below) through and including the earlier of:

(a)the Termination Date; and

(b)April 30, 2013.

The provisions of this Section 6 shall be effective solely for the purposes set forth herein and shall not be deemed to (i) prohibit the Lender from exercising any such right or remedy after the Forbearance Period, (ii) constitute a waiver of any Specified Default, any Prospective Default, any other breach, Default or Event of Default, or any payment required under the Loan Agreement or any of the other Loan Documents, or (iii) except for the forbearance provided herein, prejudice any right or remedy that the Lender has or may have under, pursuant to, or otherwise in connection with any of the Loan Documents.

Section 7.     Termination. The agreement of the Lender to forbear from exercising remedies pursuant to Section 6 hereof shall terminate on the date (“Termination Date”) of the occurrence of any of the following events (any such event, a “Termination Event”):

(a)the occurrence of a Default or an Event of Default (other than the Specified Defaults or any Prospective Defaults);

(b)any breach by the Borrower of any of its covenants or other obligations set forth in this Agreement;

(c)any representation or warranty made by the Borrower in this Agreement, or in any other certificate, instrument or agreement executed and delivered by the Borrower to the Lender pursuant to or in connection with this Agreement, shall prove to have been incorrect in any material respect when made;

(d)without limiting clause (a) above, the commencement of a bankruptcy case or similar insolvency proceeding by or against any the Borrower;

(e)the rendering against the Borrower of a monetary judgment, decree or order for the payment of money in an amount in excess of $150,000 that remains unstayed for a period of ten (10) days or is enforced;

(f)any exercise by any person or entity against the Borrower of any rights or remedies, or any adjudication, act, or determination by a court of competent jurisdiction that could reasonably be expected to have a material adverse effect on the value or the priority of any Lien in favor of the Lender under any Loan Document;

(g)without limiting clause (a) above, the occurrence of a default under any evidence of indebtedness, loan agreement, credit agreement, security agreement, mortgage or deed of trust, bond, debenture, note, securitization agreement or other evidence of indebtedness of the Borrower or under any indenture or other instrument under which any such evidence of indebtedness or similar obligation has been issued or by which it is governed, and the applicable period of grace, if any, specified in such evidence of indebtedness, indenture or other instrument has expired; or

(h)the occurrence of any material adverse change after the date hereof in the business, properties or condition (financial or otherwise) of the Borrower.

Section 8.    Representations and Warranties.

(a)    Representations and Warranties of the Borrower. To induce the Lender to enter into this Agreement, the Borrower represents and warrants to the Lender that:

(i)other than the Specified Defaults, no Default or Event of Default has occurred and continues to exist under the Loan Documents as of the Effective Date (as defined below);

(ii)it is duly organized, validly existing, and in good standing under the laws of its state of organization, and it is duly qualified to do business as a foreign entity and is in good standing in all jurisdictions in which the failure to do so would have a material adverse effect on such party;

(iii)it has sufficient organizational power and authority to execute, deliver and perform its obligations under this Agreement, the Security Agreement Amendment and the Loan Documents to which it is a party, and all such action has been duly and validly authorized by all necessary organizational proceedings on its part;

(iv)this Agreement, the Security Agreement Amendment and the Loan Documents to which it is a party have been duly and validly executed by it and constitute its legal, valid and binding obligations, enforceable in accordance with their terms;

(v)    its execution, delivery and performance of this Agreement, the Security Agreement Amendment and the Loan Documents to which it is a party do not and will not (A) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (B) violate its organizational documents or any provision of any law, rule, regulation or order presently in effect having applicability to party, or (C) result in a breach of, or constitute a default under, any indenture or agreement to which it is a party or by which it or its properties may be bound or affected; and

(vi)     it has acted in good faith in the performance and enforcement of its respective rights and obligations under the Loan Documents and the negotiation and delivery of this Agreement and the Security Agreement Amendment.

(b)    Representations and Warranties of the Lender. The Lender represents and warrants to the Borrower that:

(i)it is duly organized, validly existing and in good standing under the laws of its organizational jurisdiction;

(ii)it has sufficient organizational power and authority to execute, deliver and perform its obligations under this Agreement and the Security Agreement Amendment, and all such action has been duly and validly authorized by all necessary organizational proceedings on its part; and

(iii)     this Agreement and the Security Agreement Amendment have been duly and validly executed by it and constitute its legal, valid and binding obligations, enforceable in accordance with their terms.

Section 9.     Covenants of the Borrower. In addition to the covenants set forth in the Loan

Documents, from and after the date hereof, the Borrower will comply with the following covenants, unless otherwise agreed in writing by the Lender:

(a)Subordinated Loan Payments. So long as any Default or Event of Default has occurred and continues under the Loan Documents, and notwithstanding anything to the contrary set forth in the Loan Agreement, any Subordinated Loan Document or any Subordinated Intercreditor Agreement, the Borrower shall not make, or permit to be made, any payments of principal, interest or otherwise to any Subordinated Lender on any Subordinated Loan, including, without limitation, any Permitted Payment (as may be defined in any Subordinated Intercreditor Agreement).

(b)Lender's Consultant. The Borrower hereby consents to the retention by the Lender of InventivEnergy, and any agents or represents of such entity (“Consultant”), as the Lender's consultant with respect to the business and assets of the Borrower and the relationship and interests of the Lender with respect to the Borrower. The Borrower acknowledges that the Lender may use, without the Borrower's consent, amounts on deposit in the Debt Service Reserve and the Additional Improvements Escrow for the payment of all fees and expenses owed to the Consultant. Subject to a minimum of five (5) days of advance notice, the Borrower shall permit the Consultant to have reasonable access to the Borrower's facilities, management, employees, consultants, books, records and other related items, and shall provide the Consultant with reasonable assistance upon request in the course of the performance of its duties, in each case during normal business hours and without unreasonable interruption of the Borrower's business.

(c)Additional Reports. In addition to the reports required to be delivered to the Lender under the Loan Documents, the Borrower shall (i) within ten (10) business days of any written request, provide to the Lender any other financial statements and information concerning its operations and financial affairs as the Lender may reasonably request, and (ii) simultaneously with the delivery of any financial reports required by any other person or entity, provide to the Lender copies of such financial reports.

Section 10.     Failure to Comply. The Borrower agrees that any failure to perform timely, and otherwise comply with, any of its respective obligations set forth in this Agreement shall constitute an immediate Event of Default under the Loan Documents and a Termination Event under this Agreement.

Section 11.     Application of Net Proceeds from May 2012 Tank Rupture. The Borrower acknowledges and agrees that (i) it has received $195,000 (“Insurance Proceeds”) in Net Proceeds (as defined in the Mortgage) with respect to the Borrower's insurance claim related to the May 2012 tank rupture; and (ii) that such proceeds were required to have been paid by the Borrower's insurance company directly to the Lender in accordance with the terms of Section 5.3(b) of the Mortgage. Notwithstanding the terms of the Mortgage and at the request of the Borrower, the Borrower and the Lender hereby agree to the application of the Insurance Proceeds as follows:

(a)     no later than one business day after the Effective Date, the Borrower shall transfer $98,191.82 of the Insurance Proceeds to an account designated by and under control of the Lender, to be applied by the Lender as follows:

a.	the Lender shall apply $57,692 towards the payment of the Borrower's real property taxes due to Cerro Gordo County, Iowa on April 1, 2013; and

b.	the Lender shall apply approximately $40,499.82 towards the payment of premiums on the Borrower's insurance policies required in accordance with Section 5.03 of the Loan Agreement due on February 28, March 29, and April 29, 2013, and the Borrower shall provide the Lender with payment instructions to enable the Lender to make such payments on the Borrowers behalf;

(b)     the Borrower shall retain the balance of the Insurance Proceeds, and shall apply such amount solely towards expenses incurred by the Borrower during the Forbearance Period from time to time for the maintenance and security of the Project, and shall provide the Lender with an accounting of its use of the retained Insurance Proceeds from time to time upon the Lender's request.

provided, that on and after the Termination Date, (i) the Borrower will immediately transfer all remaining Insurance Proceeds to the Lender provide the Lender with an accounting of its use of the retained Insurance Proceeds; and (ii) the Lender may apply all Insurance Proceeds in its possession and thereafter received from the Borrower in accordance with the terms of the Loan Documents.

Section 12.     Additional Improvements Escrow. During the Forbearance Period and notwithstanding the terms of the Additional Improvements Escrow Agreement, the Lender agrees that it shall hold all amounts transferred from the Escrow Account (as defined in the Additional Improvements Escrow Agreement) in an account under its control and may (but shall have no obligation to) apply such amounts only towards the satisfaction of (i) principal (on an non-accelerated basis) and accrued and unpaid interest due with respect to the Obligations, or (ii) the Lender's fees and expenses, including reasonable attorneys' fees and third party consulting fees. On and after the Termination Date, the Lender may apply all amounts transferred from the Escrow Account (as defined in the Additional Improvements Escrow Agreement) in accordance with the Section 5.3 of the Additional Improvements Escrow Agreement.

Section 13.     Payment of the Lender's Fees and Expenses. Without limiting the terms and agreements under the Loan Documents, including without limitation Section 8.03(b) of the Loan Agreement, Section 12.1 of the Mortgage and Section 7(b) of the Security Agreement, the Borrower hereby agrees that it shall pay the Lender's fees and shall reimburse the Lender for all reasonable costs and expenses (including reasonable attorneys' fees) it has incurred to date and during the Forbearance Period including, without limitation, costs and expenses incurred in connection with the preparation and negotiation of this Agreement and the Security Agreement Amendment. Without limiting the foregoing, the Borrower hereby acknowledges and agrees that all such costs and expenses shall constitute Obligations, and the Lender may, but need not, use the funds on deposit in the Debt Service Reserve or Additional Improvements Escrow to pay for such costs and expenses.

Section 14.     Release of the Lender. The Borrower hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, counterclaims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against the Lender or such other person or entity for or by reason of any act, omission, matter, cause or thing whatsoever arising out of or in connection with the Obligations or the Loan Documents, this Agreement or any document, correspondence, agreement or instrument related hereto or thereto, from the beginning of time to and including the date of this Agreement, whether such claims, demands and causes of action are matured or unmatured, known or unknown, liquidated, fixed or contingent, or direct or indirect.

Section 15.     Effective Date. This Agreement shall be effective as of the date hereof upon receipt by the Lender, on or before the date hereof, of the following, in form and substance acceptable to the Lender in its sole discretion (the “Effective Date”):

(a)this Agreement, duly executed by the Borrower;

(b)the Security Agreement Amendment, duly executed by the Borrower;

(c)current searches of appropriate filing offices showing that (i) no Liens have been filed and remain in effect against the Borrower except Permitted Liens, any Liens the filing or recording of which constitute Specified Defaults, and liens in favor of The Farmers State Bank covering the Farmers State Bank Collateral (as defined in the Security Agreement as amended by the Security Agreement Amendment); and (ii) the Lender has duly filed all financing statements necessary to perfect its Lien in the Collateral (as defined in the Security Agreement as amended by the Security Agreement Amendment), to the extent such Lien is capable of being perfected by filing;

(d)a copy of resolutions of the Borrower authorizing the execution, delivery and performance of this Agreement and the Security Agreement Amendment, which resolutions shall be certified by an authorized officer of the Borrower that such resolutions have not been amended, modified, revoked or rescinded;

(e)a certificate of the Borrower as to the incumbency and signatures of the officers executing this Agreement and the Security Agreement Amendment;

(f)a certificate of good standing for the Borrower from the Secretary of State of Iowa, dated not more than ten (10) days prior to the Effective Date; and

(g)     a copy of the lender's loss payable endorsement with respect to the Borrower's property insurance as required by Section 5.03 of the Loan Agreement, naming the Lender as the lender loss payee with respect to such insurance.

Section 16.     Survival. The modifications, covenants and agreements set forth in the Security Agreement Amendment shall survive the end of the Forbearance Period and continue in effect until such time the Security Agreement is otherwise amended or terminated.

Section 17.     Full Force and Effect; No Change. Except as expressly set forth herein and the Security Agreement Amendment, each of the Loan Documents shall continue to be, and shall remain, in full force and effect in accordance with its terms. This Agreement shall not be deemed to be a waiver of, or consent to, or a modification or amendment of, any term or condition of any of the Loan Documents (except as otherwise provided herein) or, except as provided herein, to prejudice any right or rights which the Lender may now have or may have in the future under or in connection with any of the Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended from time to time.

Section 18.     Amendments, Consents, Etc. This Agreement may not be amended or modified, nor may any of its terms be modified or waived, except by a written instrument signed by the Lender and, in the case of amendments or modifications, by both the Borrower and the Lender. In any instance where the consent or approval of the Lender may be given or is required, or where any determination, judgment or decision is to be rendered by the Lender under this Agreement, the granting, withholding or denial of such consent or approval and the rendering of such determination, judgment or decision shall be made or exercised by the Lender in its sole and absolute discretion.

Section 19.     Remedies Cumulative. The rights and remedies specified herein are cumulative and not exclusive of any rights or remedies that the Lender would otherwise have under the Loan Documents, at law, in equity or by statute.

Section 20.     Notices. All notices, requests, demands, claims, and other communications made under this Agreement must be in writing. Any notice, request, demand, claim, or other communication made under this Agreement will be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to the Borrower:	If to the Lender:

Soy Energy, LLC	OSM-REO FF, LLC
222 North Main Street	800 Washington Avenue North, Suite 501
Marcus, Iowa 50135	Minneapolis, Minnesota 55401
Attention: Chuck Sand	Attention: Michael Karber
Facsimile: (612) 642-8123
with copy to (which shall not constitute notice):
with copy to (which shall not constitute notice):
Brown Winick Law Firm
666 Grand Avenue	Faegre Baker Daniels LL{
Suite 2000	2200 Wells Faro Center
Des Moines, IA 50266	90 South Seventh Street
Attention: Thomas D. Johnson	Minneapolis, Minnesota 55402
Facsimile: (515) 323-8514	Attention: Michael B. Fisco
Facsimnile: (612) 766-7306

Section 21.     Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF MINNESOTA, THE LAWS OF WHICH THE PARTIES HEREBY EXPRESSLY ELECT TO APPLY TO THIS AGREEMENT, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. THE PARTIES AGREE THAT ANY ACTION OR PROCEEDING BROUGHT TO ENFORCE, OR ARISING OUT OF, THIS AGREEMENT SHALL BE COMMENCED IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT.

Section 22.     Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES ANY AND ALL RIGHTS THAT IT MAY NOW OR HEREAFTER HAVE UNDER THE LAWS OF THE UNITED STATES OF AMERICA OR ANY STATE TO A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING EITHER DIRECTLY OR INDIRECTLY IN ANY ACTION OR PROCEEDING AMONG THE PARTIES HERETO OR THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE LOAN DOCUMENTS AND/OR THE OBLIGATIONS. IT IS INTENDED THAT SAID WAIVER SHALL APPLY TO ANY AND ALL DEFENSES, RIGHTS, AND/OR COUNTERCLAIMS IN ANY ACTION OR PROCEEDINGS AMONG THE PARTIES. EACH OF THE PARTIES HEREBY WAIVES ALL RIGHTS TO INTERPOSE ANY CLAIMS, DEDUCTIONS, SETOFFS OR COUNTERCLAIMS OF ANY KIND,

NATURE OR DESCRIPTION IN ANY ACTION OR PROCEEDING INSTITUTED BY ANY OTHER PARTY WITH RESPECT TO THIS AGREEMENT, THE LOAN DOCUMENTS, THE OBLIGATIONS, OR ANY MATTER ARISING THEREFROM OR RELATING THERETO, EXCEPT COMPULSORY COUNTERCLAIMS.

Section 23.     Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and the Security Agreement Amendment. If an ambiguity or question of intent or interpretation arises, this Agreement and the Security Agreement Amendment will be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement or the Security Agreement Amendment. Any reference to any federal, state, local, or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

Section 23.     Counterparts. This Agreement may be executed in any number of counterparts, and any or all of such executed counterparts may be delivered by electronic transmission, each of which will be deemed an original, but all of which, taken together, will constitute one and the same instrument.

Section 24.     Headings. The descriptive headings for the Sections of this Agreement are inserted for convenience only and shall not define or limit any of the terms or provisions hereof.

Section 24.     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Borrower, the Lender, and their respective successors and assigns. No Party (other than the Lender) may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the Lender.

Section 25.     Severability. Any provision of this Agreement that is held to be illegal, invalid or unenforceable in any jurisdiction, will, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof, and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

Section 26.     Entire Agreement. This Agreement, together with the Security Agreement Amendment and the documents referred to herein and the schedules and exhibits attached to this Agreement and the Security Agreement Amendment, constitute the entire agreement among the Parties hereto related to the matters described in the herein or therein, and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

SOY ENERGY, LLC

By: /s/ Jeffrey N. Oestmann
Name: Jeffrey N. Oestmann
Title: President & CEO

OSM-REO FF, LLC

By: /s/ Michael J. Karber
Name: Michael J. Karber
Title: Authorized Representative

APPENDIX A
SPECIFIED DEFAULTS

A.
The failure of the Borrower to make the payments required under the Acquisition Note on November 1, 2012. Such failure resulted in the occurrence of an Event of Default under Section 7.01(a) of the Loan Agreement.

B.
The failures of the Borrower to timely deliver its unaudited financial statements as required by Section 5.01(b) of the Loan Agreement for the months of July, August, September, October, November, and December 2012. Such failures resulted in the occurrence of Events of Default under Section 7.01(e) of the Loan Agreement.

C.
The failure of the Borrower to maintain insurance as required by Section 5.03 of the Loan Agreement and Section 3.1(a) of the Mortgage, including, without limitation, the Borrower's failure to procure a Lender's Loss Payable Endorsement in favor of the Lender. Such failure resulted in the occurrence of an Event of Default under Section 7.01(f) of the Loan Agreement and Section 8.1(a) of the Mortgage.

D.
The disbursement of the Net Proceeds (as defined in the Mortgage) with respect to the Borrower's insurance claim related to the May 2012 tank rupture, totaling $195,000, directly to the Borrower and not to the Lender as loss payee as required by Section 5.3(b) of the Mortgage. Such disbursement, following the expiration of the applicable notice and cure period, would result in the occurrence of an Event of Default under Section 8.1(a) of the Mortgage and Section 7.01(g) of the Loan Agreement.

E.
Section 5.21 of the Loan Agreement requires that the Borrower at all times maintain a Debt to Equity Ratio of no more than 1.0 to 1.0. In fact, Note 1 to the Borrower's July 2012 Financial Statements notes that the Borrower was “not in compliance with its Debt to Equity ratio loan covenant at July 31, 2012.” The failure of the Borrower to maintain its Debt to Equity Ratio as required by Section 5.21 of the Loan Agreement resulted in the occurrence of an Event of Default under Section 7.01(f) of the Loan Agreement.

F.
The Borrower has permitted the following Liens to be recorded against the Borrower and its assets in violation of Section 6.03 of the Loan Agreement, Section 3.10 of the Mortgage and Section 4(d) of the Security Agreement:

1.	Two (2) mechanic's Liens of Wolin & Associates, Inc. recorded on June 27, 2012 with the Clerk of the District Court of Cerro Gordo County, Iowa;

2.	Mechanic's Lien of Nikkel & Associates, Inc. recorded on August 24, 2012 with the Clerk of the District Court of Cerro Gordo County, Iowa; and

1.	Mechanic's Lien of Schimberg Co. recorded on November 2, 2012 with

2.	the Clerk of the District Court of Cerro Gordo County, Iowa.

3.	Mechanic's Lien from Pipers Mechanical, Inc. recorded on November 16,

4.	2012 with the Clerk of the District Court of Cerro Gordo County, Iowa.

5.	Mechanic's Lien from Arbor Planning & Management LLC recorded on November 19, 2012 with the Clerk of the District Court of Cerro Gordo County, Iowa.

6.	Mechanic's Lien from Mechanical Air Systems recorded on October 12,

7.	2012 with the Clerk of the District Court of Cerro Gordo County, Iowa.

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8.	Mechanic's Lien from Capital City Boilers recorded on December 7, 2012

9.	with the Clerk of the District Court of Cerro Gordo County, Iowa.

10.	Mechanic's Lien from Energy Control Technologies recorded on December, 14th, 2012 with the Clerk of the District Court of Cerro Gordo County, Iowa.

The existence of such Liens resulted in the occurrence of Events of Default under Section 7.01(c) and 7.01(g) of the Loan Agreement and Section 8.1(a) of the Mortgage.

A.
The failure of the Borrower to timely deliver a fully executed copy of a Subordinated Intercreditor Agreement as required by Section 6.04 of the Loan Agreement with respect to certain Subordinated Loans obtained by the Borrower. Such failure resulted in the occurrence of an Event of Default under Section 7.01(c) of the Loan Agreement.

B.
The Borrower's incurrence, prior to the date of this Agreement, of one or more loans from Farmers State Bank, together with the failure of the Borrower to deliver of a fully executed Working Capital Intercreditor Agreement or Subordinated Intercreditor Agreement with respect to such loans, or to otherwise demonstrate that such loans constitute Permitted Indebtedness, as required by Section 6.04 of the Loan Agreement. Such incurrence and failure resulted in the occurrence of Events of Default under Section 7.0 1(c) of the Loan Agreement.

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